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                                                                     EXHIBIT 4.1


                            2001 GUIDANT CORPORATION
                          EMPLOYEE STOCK PURCHASE PLAN



1.   PURPOSE.

     The purpose of this Plan is to provide an opportunity for Employees of Guidant Corporation ("Company") and its Designated Affiliates, to purchase Common Stock of Company and thereby to have an additional incentive to enhance the value of Company and align the interests of employees with those of shareholders. It is the intention of Company that the Plan qualify as an "Employee Stock Purchase Plan" under section 423 of the Internal Revenue Code of 1986, as amended (the "Code"), although Company makes no undertaking nor representation to maintain such qualification. In addition, this Plan authorizes the grant of options and issuance of Common Stock which do not qualify under section 423 of the Code pursuant to rules, procedures or sub-plans adopted by the Committee designed to achieve desired tax or other objectives in particular locations outside the United States.

2.   DEFINITIONS.

     (a) "AFFILIATE" means (i) any Subsidiary and (ii) any other entity in which Company has an equity interest.

     (b)  "BOARD" shall mean the Board of Directors of Company.

     (c) "CODE" shall mean the Internal Revenue Code of 1986, of the U.S.A., as amended.

     (d) "COMMITTEE" shall mean the committee appointed by the Board in accordance with Section 12 of the Plan.

     (e) "COMMON STOCK" shall mean the common stock of Company, no par value, or any stock into which such Common Stock may be converted.

     (f)  "COMPANY" shall mean Guidant Corporation, an Indiana corporation.

     (g) "DESIGNATED AFFILIATE" shall mean any Affiliate which has been designated by the Committee as eligible to participate in the Plan with respect to its Employees.

     (h) "EMPLOYEE" shall mean an individual classified as an employee by Company or a Designated Affiliate on the payroll records of Company or the Designated Affiliate during the relevant participation period.

     (i) "OFFERING DATE" shall mean the first business day of each Purchase Period.

     (j) "FAIR MARKET VALUE" shall mean the value of one share of Common Stock on the relevant date, determined as follows:

          (1) If the shares are traded on an exchange (including the NASDAQ National Market System), the average of the reported high and low sales price on the relevant date (e.g., the Offering Date or Purchase Date) assuming it is a trading day; otherwise on the next trading day;

          (2) If the shares are traded over-the-counter with no reported closing price, the mean between the lowest bid and the highest asked prices on said System on the relevant date assuming it is a trading day; otherwise on the next trading day; and

          (3) If neither (1) nor (2) applies, the fair market value as determined by the Committee in good faith. Such determination shall be conclusive and binding on all persons.

     (k)  "PARTICIPANT" shall mean a participant in the Plan as described in
Section 4 of the Plan.

     (l) "PAY" shall mean an Employee's base cash salary, overtime, shift premiums, commissions and certain bonuses (excluding cost of living adjustments ("COLA") supplements, relocation supplements, tuition and other expense reimbursements, and income derived from other equity programs) paid on account of personal services rendered by the Employee to Company or a Designated Affiliate. The Committee shall have the authority to determine and approve all forms of pay (such as commissions) to be included in the definition of Pay and may change the definition on a prospective basis. For options not intended to be qualified under Code Section 423, "Pay" may vary as determined by the Board or the Committee.

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     (m)  "PLAN" shall mean this 2001 Guidant Corporation Employee Stock
Purchase Plan.

     (n)  "PURCHASE DATE" shall mean the last business day of each Purchase
Period.

     (o) "PURCHASE PERIOD" shall mean a three-month, four-month, six-month or other period as determined by the Committee; provided, however, that in no event shall the Purchase Period be for a period of longer than twenty-seven (27) months. The first period shall commence on the Plan's first Offering Date, which shall be as soon as administratively practicable after the Effective Date, and end on the Purchase Date.

     (p) "SHAREHOLDER" shall mean a record holder of shares entitled to vote shares of Common Stock under Company's bylaws.

     (q) "SUBSIDIARY" shall mean any subsidiary corporation (other than Company) in an unbroken chain of corporations beginning with Company, as described in Code section 424(f).

3.   ELIGIBILITY.

     Any Employee regularly employed on a full-time or part-time basis by Company or by any Designated Affiliate on an Offering Date shall be eligible to participate in the Plan with respect to the Purchase Period commencing on such Offering Date, provided that (a) the Committee may exclude part-time Employees from participation pursuant to criteria and procedures established by the Committee and (b) the Committee may establish administrative rules and may impose an eligibility period on participation of up to two years employment with Company and/or a Designated Affiliate with respect to participation on any prospective Offering Date. The Board also may determine that a designated group of highly compensated Employees are ineligible to participate in the Plan so long as the excluded category fits within the definition of "highly compensated employee" in Code section 414(q). An Employee shall be considered employed on a full-time basis unless his or her customary employment is less than 20 hours per week or five months per year. No Employee may participate in the Plan if immediately after an option is granted the Employee owns or is considered to own (within the meaning of Code section 424(d)), shares of Common Stock, including stock which the Employee may purchase by conversion of convertible securities or under outstanding options granted by Company, possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of Company or of any of its Subsidiaries. All Employees who participate in the Plan shall have the same rights and privileges under the Plan except for differences which may be mandated by local law and which are consistent with Code section 423(b)(5); provided, however, that Employees participating in a sub-plan or under special rules or procedures pursuant to Section 13 not designed to qualify under Code section 423 need not have the same rights and privileges as Employees participating in the Code section 423 Plan. The Committee may impose restrictions on eligibility and participation of Employees who are officers and directors to facilitate compliance with federal or state securities laws or foreign laws.

4.   PARTICIPATION AND WITHDRAWAL.

     4.1 An Employee who is eligible to participate in the Plan in accordance with Section 3 may become a Participant by filing, on a date prescribed by the Committee prior to an applicable Offering Date, a completed payroll deduction authorization and Plan enrollment form provided by Company or by following an electronic or other enrollment process as prescribed by the Committee. An eligible Employee may authorize payroll deductions at the rate of any whole percentage of the Employee's Pay, not to exceed ten percent (10%) of the Employee's Pay, or such greater percentage, as specified by the Committee, as apply to a Purchase Period. In countries where payroll deductions are not feasible, the Committee may permit an Eligible Employee to participate in the Plan by an alternative means, such as by check; however, the rate of contributions may not exceed any whole percentage of the Employee's Pay up to ten percent (10%) or such greater percentage, as specified by the Committee, as apply to a Purchase Period. The Committee may provide for a separate election (of a different percentage) for a specified item or items of Pay, including profit sharing payments, if any. All payroll deductions may be held by Company and commingled with its other corporate funds unless otherwise required by local law. No interest shall be paid or credited to the Participant with respect to such payroll deductions except where required by local law as determined by the Committee. A separate bookkeeping account for each Participant shall be maintained by Company under the Plan and the amount of each Participant's payroll deductions shall be credited to such account. A Participant may not make any additional payments into such account, except as authorized by the Committee in countries where payroll deductions are not permitted. Unless otherwise specified by the Committee, payroll deductions made with respect to employees paid in currencies other than U.S. dollars shall be accumulated in local (non-U.S.) currency and converted to U.S. dollars as of the Purchase Date.

     4.2 Unless otherwise determined by the Committee, a Participant may decrease or increase his or her


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rate of payroll deductions in accordance with procedures prescribed by the
Committee. A Participant may change his or her rate of payroll deductions only, effective as soon as practicable, by filing a new payroll deduction authorization and Plan enrollment form or by following electronic or other procedures prescribed by the Committee. If a Participant has not followed such procedures to change the rate of payroll deductions, the rate of payroll deductions shall continue at the originally elected rate throughout the Purchase Period and future Purchase Periods (or any lower maximum rate then in effect).

     4.3 (a) Under procedures established by the Committee, a Participant may discontinue participation in the Plan during a Purchase Period by completing and filing a new payroll deduction authorization and Plan enrollment form with Company or by following electronic or other procedures prescribed by the Committee. If a Participant has not followed such procedures to discontinue the payroll deductions, the rate of payroll deductions shall continue at the originally elected rate throughout the Purchase Period and future Purchase Periods (or any lower maximum rate then in effect).

          (b) If a Participant discontinues participation during a Purchase Period, his or her accumulated payroll deductions will remain in the Plan for purchase of shares as specified in Section 6 on the following Purchase Date, but the Participant will not again participate until he or she re-enrolls in the Plan. In the event of such discontinuation, any accumulated payroll deductions credited to the Participant's account which remain in the account after the purchase of shares on the Purchase Date shall be refunded to the Participant without interest (except where required by local law). Alternatively, participants may request a cash distribution of monies accumulated but not yet distributed (without interest unless required by local law) by following such procedures, electronic or otherwise, as specified by the Committee. The Committee may establish rules limiting the frequency with which Participants may discontinue and resume payroll deductions under the Plan and may impose a waiting period on Participants wishing to resume payroll deductions following discontinuance. The Committee also may change the rules regarding discontinuance of participation or changes in participation in the Plan.

          (c) In the event any Participant terminates employment with Company or any Affiliate for any reason (other than death, disability or retirement) prior to the expiration of a Purchase Period, the Participant's participation in the Plan shall terminate and all accumulated payroll deductions credited to the Participant's account shall be paid to the Participant without interest (except where required by local law) unless otherwise determined by the Committee. The Committee shall determine whether a termination of employment has occurred. The Committee also may establish rules regarding when leaves of absence or change of employment status will be considered to be a termination of employment, and the Committee may establish termination of employment procedures for this Plan which are independent of similar rules established under other benefit plans of Company and its Affiliates.

          (d) In the event any Participant terminates employment with Company or any Affiliate due to the death, disability or retirement of the Participant prior to the expiration of a Purchase Period, his or her accumulated payroll deductions may remain in the Plan for purchase of shares as specified in Section 6 on the following Purchase Date unless otherwise determined by the Committee. In the event of such termination, any accumulated payroll deductions credited to the Participant's account that remain in the account after the purchase of shares on the Purchase Date shall be refunded to the Participant or the Participant's estate without interest (except where required by local law). Alternatively, the Participant or the Participant's estate may request a cash distribution of monies accumulated but not yet distributed (without interest unless required by local law) by following such procedures, electronic or otherwise, as specified by the Committee. In the event of a Participant's death and the Participant's estate so elects, any accumulated payroll deductions will be paid, without interest, to the estate or legal representative of the Participant.

5.   OFFERING.

     5.1 The maximum number of shares of Common Stock which may be issued pursuant to the Plan shall be 5,000,000 shares.

     5.2 Each Purchase Period shall be determined by the Committee. Unless otherwise determined by the Committee, the Plan will operate with successive four-month Purchase Periods commencing as soon as administratively practicable after the Effective Date, although the Committee may pilot the program with a shorter initial Purchase Period. The Committee shall have the power to change the duration of future Purchase Periods, without shareholder approval, and without regard to the expectations of any Participants.


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     5.3 With respect to each Purchase Period, each eligible Employee who has elected to participate as provided in Section 4.1 shall be granted an option to purchase the number of shares of Common Stock which may be purchased with the payroll deductions accumulated in an account maintained on behalf of such Employee during each Purchase Period at the purchase price specified in Section
5.5 below, subject to the limitation contained in Sections 5.3 and 5.4. The Committee shall decide whether the purchase of shares will include whole shares or whole and fractional shares. Notwithstanding any other provision of the Plan to the contrary, no Employee participating in the Code section 423 Plan shall be granted an option to purchase Common Stock under the Plan and all employee stock purchase plans of Company and its Subsidiaries at a rate which exceeds US$25,000 of the Fair Market Value of such Common Stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time. The foregoing sentence shall be interpreted so as to comply with Code section 423(b)(8).

     5.4 The number of shares purchasable by a Participant in the Code section 423 Plan for a Purchase Period will be the number of shares obtained by dividing the amount collected from the Participant through payroll deductions during that Purchase Period by the purchase price in effect for such Purchase Period, subject to the following limitations:

          (a) The number of shares which may be purchased by an Employee for the first Purchase Period to occur in any calendar year may not exceed the number of shares determined by dividing US$25,000 by the fair market value of a share of Common Stock on the first day of such Purchase Period.

          (b) The number of shares which may be purchased by an Eligible Employee for any subsequent Purchase Period which occurs in the same calendar year (as referred to in subsection (a) above) shall not exceed the number of shares determined by performing the calculation below:

               STEP ONE: The number of shares purchased by the Employee during any previous Purchase Period in the same calendar year shall be multiplied by the fair market value of a share of Common Stock on the first day of such previous Purchase Period in which such shares were purchased.

               STEP TWO: The amount determined in Step One shall be subtracted from US$25,000.

               STEP THREE: The amount determined in Step Two shall be divided by the fair market value of a share of Common Stock on the first day of such subsequent Purchase Period (for which the maximum number of shares which may be purchased is being determined by this calculation) occurs. The quotient thus obtained shall be the maximum number of shares which may be purchased by any Employee for such subsequent Purchase Period.

     5.5 The option price under each option shall be the lower of: (a) a percentage (not less than eighty-five percent (85%)) established by the Committee ("Designated Percentage") of the Fair Market Value of the Common Stock on the Offering Date on which an option is granted, or (b) the Designated Percentage of the Fair Market Value of the Common Stock on the Purchase Date. The Committee may change the Designated Percentage with respect to any future Purchase Period, but not below eighty-five percent (85%), and the Committee may determine with respect to any prospective Purchase Period that the option price shall be the Designated Percentage of the Fair Market Value of the Common Stock on the Purchase Date.

     5.6 Any accumulated payroll deductions credited to the Participant's account which remain in the account after the purchase of the shares on the Purchase Date shall be maintained in the account and be used for the purchase of shares in the next Purchase Period, unless otherwise restricted by local law.


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6.   PURCHASE OF STOCK.

     Upon the expiration of each Purchase Period, a Participant's option shall be exercised automatically for the purchase of that number of shares of Common Stock which the accumulated payroll deductions credited to the Participant's account at that time shall purchase at the applicable price specified in Section 5.5, subject to Sections 5.3 and 5.4. The Committee shall determine whether the purchase of shares of Common Stock will include the purchase of fractional, as well as whole, shares.

7.   PAYMENT AND DELIVERY.

     Upon the exercise of an option on each Purchase Date, Company shall deliver (by electronic or other means) to the Participant a record of the Common Stock purchased, except as specified below. The Committee may permit or require that shares be deposited directly with a broker designated by the Committee (or a broker selected by the Committee) or to a designated agent of Company, and the Committee may utilize electronic or automated methods of share transfer. The Committee may require that shares be retained with such broker or agent for a designated period of time (and may restrict dispositions during that period) and/or may establish other procedures to permit tracking of disqualifying dispositions of such shares or to restrict transfer of such shares. The Committee may require that shares purchased under the Plan shall automatically participate in a dividend reinvestment plan or program maintained by Company. Company shall retain the amount of payroll deductions used to purchase Common Stock as full payment for the Common Stock and the Common Stock shall then be fully paid and non-assessable. No Participant shall have any voting, dividend, or other shareholder rights with respect to shares subject to any option granted under the Plan until the shares subject to the option have been purchased and delivered to the Participant as provided in this Section 7.

8.   RECAPITALIZATION.

     8.1 If after the grant of an option, but prior to the purchase of Common Stock under the option, there is any increase or decrease in the number of outstanding shares of Common Stock because of a stock split, stock dividend, combination or recapitalization of shares subject to options, the number of shares to be purchased pursuant to an option, the share limit of Sections 5.3 and 5.4 and the maximum number of shares specified in Section 5.1 shall be proportionately increased or decreased, the terms relating to the purchase price with respect to the option shall be appropriately adjusted by the Board, and the Board shall take any further actions which, in the exercise of its discretion, may be necessary or appropriate under the circumstances.

     8.2 The Board, if it so determines in the exercise of its sole discretion, also may adjust the number of shares specified in Section 5.1, as well as the price per share of Common Stock covered by each outstanding option and the maximum number of shares subject to any individual option, in the event Company effects one or more reorganizations, recapitalizations, spin-offs, split-ups, rights offerings or reductions of shares of its outstanding Common Stock.

     8.3 The Board's determinations under this Section 8 shall be conclusive and binding on all parties.

9.   MERGER, LIQUIDATION, OTHER CORPORATION TRANSACTIONS.

     9.1 In the event of the proposed liquidation or dissolution of Company, the Purchase Period then in progress will terminate immediately prior to the consummation of such proposed liquidation or dissolution, unless otherwise provided by the Board in its sole discretion, and all outstanding options shall automatically terminate and the amounts of all payroll deductions will be refunded without interest to the Participants (unless interest is required under local law).

     9.2 In the event of a proposed sale of all or substantially all of the assets of Company, or the merger or consolidation of Company with or into another corporation, then in the sole discretion of the Board, (a) each option shall be assumed or an equivalent option shall be substituted by the successor corporation or parent or subsidiary of such successor corporation, (b) a date established by the Board on or before the date of consummation of such merger, consolidation or sale shall be treated as a Purchase Date, and all outstanding options shall be deemed exercisable on such date or (c) all outstanding options shall terminate and the accumulated payroll deductions shall be returned to the Participants, without interest (unless required under local law).

10.  TRANSFERABILITY.

     Options granted to Participants may not be voluntarily or involuntarily assigned, transferred,


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pledged, or otherwise disposed of in any way other than by will or the laws of descent and distribution, and any other attempted assignment, transfer, pledge, or other disposition shall be null and void and without effect. If a Participant in any manner attempts to transfer, assign or otherwise encumber his or her rights or interest under the Plan, other than as permitted by the Code, such act shall be treated as an election by the Participant to discontinue participation in the Plan pursuant to Section 4.3.

11.  AMENDMENT OR TERMINATION OF THE PLAN.

     11.1 The Plan shall continue until August 31, 2011, unless previously terminated in accordance with Section 11.2.

     11.2 The Board or the Committee may, in its sole discretion, insofar as permitted by law, terminate or suspend the Plan, or revise or amend it in any respect whatsoever, except that, without approval of the shareholders, no such revision or amendment shall:

          (a) materially increase the number of shares subject to the Plan, other than an adjustment under Section 8 of the Plan;

          (b) materially modify the requirements as to eligibility for participation in the Plan, except as otherwise specified in this Plan;

          (c) reduce the purchase price specified in Section 5.5, except as specified in Section 8;

          (d) extend the maximum length of a Purchase Period beyond twenty-seven
(27) months; or

          (e) amend this Section 11.2 to defeat its purpose.

12.  ADMINISTRATION.

     The Board shall appoint a Committee which need not be comprised of Board members but which shall consist of at least two members who will serve for such period of time as the Board may specify and who may be removed by the Board at any time. The Committee will have the authority and responsibility for the day-to-day administration of the Plan, the authority and responsibility specifically provided in this Plan and any additional duties, responsibility and authority delegated to the Committee by the Board, which may include any of the functions assigned to the Board in this Plan. The Committee may delegate to one or more individuals the day-to-day administration of the Plan. The Committee shall have full power and authority to promulgate any rules and regulations which it deems necessary for the proper administration of the Plan, to interpret the provisions and supervise the administration of the Plan, to make factual determinations relevant to Plan entitlements, to adopt sub-plans applicable to specified Affiliates or locations, to designate which Affiliates will participate in the Plan, and to take all action in connection with administration of the Plan as it deems necessary or advisable, consistent with the delegation from the Board. Decisions of the Board and the Committee shall be final and binding upon all participants. Any decision reduced to writing and signed by a majority of the members of the Committee shall be fully effective as if it had been made at a meeting of the Committee duly held. Company shall pay all expenses incurred in the administration of the Plan. No Board or Committee member shall be liable for any action or determination made in good faith with respect to the Plan or any option granted thereunder.

13.  COMMITTEE RULES FOR FOREIGN JURISDICTIONS.

     13.1 The Committee may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules and procedures regarding handling of payroll deductions, payment of interest, conversion of local currency, payroll tax, withholding procedures and handling of stock certificates which vary with local requirements.

     13.2 The Committee may also adopt rules, procedures or sub-plans applicable to particular Affiliates or locations, which sub-plans may be designed to be outside the scope of Code section 423. The rules of such sub-plans may take precedence over other provisions of this Plan, with the exception of Sections
5.1 and 11.2, but unless otherwise superseded by the terms of such sub-plan, the provisions of this Plan shall govern the operation of such sub-plan.

14.  SECURITIES LAWS REQUIREMENTS.

     Company shall not be under any obligation to issue Common Stock upon the exercise of any option unless



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and until Company has determined that: (a) it and the Participant have taken all actions required to register the Common Stock under the U.S. Securities Act of 1933, as amended, or to perfect an exemption from the registration requirements thereof; (b) any applicable listing requirement of any stock exchange on which the Common Stock is listed has been satisfied; and (c) all other applicable provisions of state, federal and applicable foreign law have been satisfied.

15.  GOVERNMENTAL REGULATIONS.

     This Plan and Company's obligation to sell and deliver shares of its stock under the Plan shall be subject to the approval of any governmental authority required in connection with the Plan or the authorization, issuance, sale, or delivery of stock hereunder.

16.  NO ENLARGEMENT OF EMPLOYEE RIGHTS.

     Nothing contained in this Plan shall be deemed to give any Employee the right to be retained in the employ of Company or any Designated Affiliate or to interfere with the right of Company or Designated Affiliate to discharge any Employee at any time.

17.  GOVERNING LAW.

     This Plan shall be governed by Indiana law.

18.  EFFECTIVE DATE.

     This Plan shall be effective as of the first offer date, September 1, 2001, subject to approval of the shareholders of Company within 12 months before or after its adoption by the Board of Directors. The preceding sentence notwithstanding, Employees who are eligible to participate in the Plan may be allowed to enroll in the Plan prior to September 1, 2001.








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